EXHIBIT 99.1

Company Contact Delaney Gembis Aware, Inc. 781-687-0300 marketing@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Third Quarter and Nine-Month 2025 Financial Results

BURLINGTON, MASS. – October 29, 2025 – Aware, Inc. (NASDAQ: AWRE), a global leader in biometric identity and authentication solutions, today reported financial results for the third quarter and nine months ended September 30, 2025.

Third Quarter 2025 Financial and Recent Operational Highlights

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Revenue for the third quarter increased 33% year-over-year to $5.1 million.
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Net loss improved to $1.1 million, compared to a net loss of $1.2 million in the prior year period.
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Adjusted EBITDA loss improved significantly to $0.8 million, compared to $1.1 million in the prior year period.
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Achieved FIDO Alliance Certification for Face Verification in October, positioning Aware among the first to meet FIDO's rigorous standards for secure, passwordless authentication and reinforcing its leadership in biometric security solutions.
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Launched Intelligent Liveness, Aware’s next-generation biometric liveness-detection capability that seamlessly combines passive and active methods to deliver sub-second capture speeds, cut false-negative rates by roughly 50% to our internal benchmarking, and rapidly adapt to new spoofing threats.
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Expanded engagement with a major U.S. federal agency by adding Intelligent Liveness to a mission-critical biometric program.
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Added a new financial services customer adopting Aware’s biometric verification and adaptive liveness capabilities to reduce fraud and accelerate onboarding, demonstrating the success of Aware’s “land-and-expand” strategy within enterprise accounts.

Management Commentary

“In the third quarter, we delivered 33% year-over-year revenue growth and improved our bottom line, reflecting disciplined execution and early validation of Aware’s transformation strategy,” said Ajay Amlani, Chief Executive Officer and President of Aware. “Our three-pronged transformation continues to guide our work: advancing our core biometric technology with a focus on adaptive liveness, strengthening our science-forward, customer-obsessed, go-to-market model, and deepening strategic partnerships and certifications that build trust and scale. By executing these core initiatives this quarter, we expanded government deployments and increased market penetration, and strengthened Aware’s brand, helping to build a strong, qualified commercial pipeline with the ‘who’s who’ in biometrics.

Looking ahead, we remain focused on pursuing large, durable opportunities that translate into multi-year recurring revenue and product leverage. As always, quarterly results may vary based on timing and license mix, but our long-term strategy remains unchanged. By maintaining disciplined execution, we believe we are building the foundation for sustainable growth and long-term value creation as Aware leads the next era of digital identity.”

Third Quarter 2025 Financial Results

Revenue increased 33% year-over-year to $5.1 million, reflecting both strong new customer activity and expansion within our existing base. Growth was driven by $1.0 million in perpetual license expansion with an existing customer and $0.6 million in new term license contracts. These gains were partially offset by typical fluctuations in perpetual and term license timing and recurring revenue components.

Operating expenses were $6.4 million, compared to $5.3 million in the third quarter of 2024. The increase resulted from targeted growth investments in sales, marketing, and product development to advance the Company’s go-to-market strategy.

Net loss totaled $1.1 million, or $(0.05) per diluted share, an improvement compared to net loss of $1.2 million, or $(0.06) per diluted share, in the third quarter of 2024.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) totaled $0.8 million, an improvement compared to adjusted EBITDA loss of $1.1 million in the third quarter of 2024. The improvement was primarily due to increased total revenue, partially offset by higher operating expenses.

As of September 30, 2025, cash, cash equivalents, and marketable securities totaled $22.5 million, compared to $27.8 million as of December 31, 2024. The change primarily reflects the operating loss for the period and normal fluctuations in working capital, including timing of accounts receivable collections.

Nine Month 2025 Financial Results

Revenue was $12.6 million for the nine months ended September 30, 2025 and 2024.

Operating expenses were $17.7 million, compared to $16.7 million in the same year-ago period.

Net loss totaled $4.4 million, or $(0.21) per diluted share, compared to net loss of $3.2 million, or $(0.15) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) totaled $3.8 million, compared to adjusted EBITDA loss of $3.0 million in the same year-ago period.

Webcast

Aware management will host a webcast today, October 29, 2025, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, October 29, 2025

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware (NASDAQ: AWRE) is a proven global leader in biometric identity and authentication solutions. Its Awareness platform transforms biometric data into actionable intelligence, empowering organizations to verify identities and prevent fraud with speed, accuracy, and confidence. Designed for mission-critical enterprise environments, the platform delivers intelligent, scalable architecture, real-time insights, and reliable security—ensuring precise identification when every millisecond matters. Aware headquartered in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) the changes we are implementing in our business to drive growth in our business may not be successful on the timeline we expect, or at all; ii)our operating results may fluctuate significantly and are difficult to predict; iii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iv) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; v) we derive a significant portion of our revenue from third party channel partners; vi) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vii) we face intense competition from other biometrics solution providers; viii) our business is subject to rapid technological change; ix) our software products may have errors, defects or bugs which could harm our business; x) our business may be adversely affected by our use of open source software; xi) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xii) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xiii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiv) our intellectual property is subject to limited protection; xv) we may be sued by third parties for alleged infringement of their proprietary rights; xvi) we must attract and retain key personnel; xvii) our business may be affected by government regulations, government cost cutting initiatives and adverse economic conditions; and xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2024 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Software licenses	$2,525	$1,175	$5,261	$5,137
Software maintenance	2,373	2,257	6,724	6,571
Services and other	231	417	646	884
Total revenue	5,129	3,849	12,631	12,592

Costs and expenses:
Cost of revenue	491	270	1,075	817
Research and development	2,131	1,873	6,013	5,922
Selling and marketing	2,103	1,856	5,730	5,838
General and administrative	1,699	1,317	4,918	4,086
Total costs and expenses	6,424	5,316	17,736	16,663
Operating loss	(1,295)	(1,467)	(5,105)	(4,071)
Interest income	247	315	726	886
Loss before provision for income taxes	(1,048)	(1,152)	(4,379)	(3,185)
Provision for income taxes	5	15	38	54
Net loss	$(1,053)	$(1,167)	$(4,417)	$(3,239)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on available-for-sale securities	(110)	250	(63)	373
Comprehensive loss	$(1,163)	$(917)	$(4,480)	$(2,866)
Net loss per share – basic	$(0.05)	$(0.06)	$(0.21)	$(0.15)
Net loss per share – diluted	$(0.05)	$(0.06)	$(0.21)	$(0.15)
Weighted-average shares – basic	21,202	21,186	21,188	21,123
Weighted-average shares – diluted	21,202	21,186	21,188	21,123

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$6,292	$12,972
Marketable securities	16,208	14,842
Accounts and unbilled receivables, net	7,095	4,002
Property and equipment, net	400	477
Goodwill and intangible assets, net	4,787	5,096
Right of use assets	3,725	3,964
All other assets, net	1,768	1,291

Total assets	$40,275	$42,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,478	$2,341
Deferred revenue	6,515	5,163
Operating lease liability	4,044	4,244
Total stockholders’ equity	27,238	30,896

Total liabilities and stockholders’ equity	$40,275	$42,644

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and nine months ended September 30, 2025 and 2024.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Net loss	$(1,053)	$(1,167)	$(4,417)	$(3,239)
Depreciation and amortization	143	141	431	421
Stock based compensation	342	220	904	627
Interest income	(247)	(315)	(726)	(886)
Provision for income taxes	5	15	38	54
Adjusted EBITDA loss	$(810)	$(1,106)	$(3,770)	$(3,023)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Recurring revenue:
Software subscriptions	$1,182	$561	2,458	2,099
Software maintenance	2,373	2,257	6,724	6,571
Total recurring revenue	3,555	2,818	9,182	8,670

Non-recurring revenue:
Software licenses	1,343	614	2,803	3,038
Services and other	231	417	646	884
Total non-recurring revenue	1,574	1,031	3,449	3,922
Total revenue	$5,129	$3,849	$12,631	$12,592

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Aware is a registered trademark of Aware, Inc.